EXHIBIT 5

                                November 30, 1998


Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549


   Re: Coronado Industries, Inc. - 1998 Employee Compensation Plan


Ladies and Gentlemen:

     We have acted as counsel to Coronado Industries, Inc., a Nevada corporation (the "Company"), in connection with its Registration Statement on Form S-8 (the "Registration Statement") filed under the Securities Act of 1933 relating to the registration of 50,000 shares of its Common Stock, $.001 par value (the "Shares"), issuable pursuant to the Company's 1998 Employee Compensation Plan (the "Plan").

     In that connection, we have examined such documents, corporate records and other instruments as we have deemed necessary or appropriate for purposes of this opinion, including the Articles of Incorporation and the Bylaws of the Company.

     Based upon the foregoing, we are of the opinion that:

          1. The Company has been duly organized and is validly existing as a corporation under the laws of the State of Nevada.

          2. The Shares, when issued and sold in accordance with the terms of the Plan, will be validly issued, fully paid and nonassessable.

     We hereby consent to the use of this opinion as an exhibit to the Registration Statement.

                                        Michael K. Hair, P.C.


                                        By: /s/ Michael K. Hair
                                        ---------------------------------
                                        Michael K. Hair, President